Exhibit 99.1

Preparing for the opportunity ahead, Sonos bolsters Leadership Team

Deirdre Findlay joins as Chief Commercial Officer, Dunja LaRosa joins as Chief Revenue Officer and Maxime Bouvat-Merlin named Chief Product Officer

SANTA BARBARA, Calif. – Oct. 3, 2023 - Sonos, Inc. (Nasdaq: SONO) today introduced new members of its executive management team. Deirdre Findlay joins as its new Chief Commercial Officer with responsibilities spanning all go-to-market and customer experience functions, while Dunja LaRosa joins as Chief Revenue Officer, responsible for overseeing Sonos’ key sales channels, and veteran Sonos executive Maxime Bouvat-Merlin was recently named Chief Product Officer, leading the global product and operations organizations.

“I am excited to welcome this group of highly accomplished executives to these key leadership roles at Sonos,” says Sonos CEO Patrick Spence. “We are adding world class talent across marketing, sales and product, focused on achieving our ambition to be the world’s leading sound experience company. Each will be integral in further strengthening our brand and executing on the opportunity in front of us.”

Deirdre spent the first decade of her career at Digitas, one of the world’s leading marketing agencies, and has since gone on to leadership positions at eBay, Google, Stitch Fix, Conde Nast and McAfee. The consistent thread throughout Deirdre’s career has been driving growth for consumer companies by aligning product stories with cultural trends to reach more consumers. Deirdre lives at the intersection of culture and product, and will drive Sonos’ efforts to reach new audiences. Deirdre served on the Sonos Board of Directors for more than three years, acquiring a deep understanding of the business and the opportunities ahead.

Dunja brings more than 25 years of international sales experience spanning leading consumer electronics brands including Dyson and Sony, with experience at scale across the categories in which Sonos plays today and those it plans to enter in the future.

Max joined Sonos in 2016 and is now responsible for the teams that develop and manufacture its expanding portfolio of software enabled hardware and services. Prior to joining Sonos, Max held executive positions at distinguished technology companies including Quicklogic, Qualcomm Atheros, Broadcom and Texas Instruments.

In connection with her appointment as Chief Commercial Officer, Deirdre resigned from Sonos’ Board of Directors, effective October 3, 2023.

About Sonos

Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos’ innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

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Source: Sonos